UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2011

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:  000-52594

300, 625 - 11th Avenue S.W.
Calgary, Alberta, Canada T2R 0E1
 (Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                       Entry into a Material Definitive Agreement.

On July 27, 2011, Gran Tierra Energy Colombia Ltd. (“Gran Tierra Colombia”), a wholly owned subsidiary of Gran Tierra Energy Inc. (“Gran Tierra”), entered into an agreement (the “Gran Tierra Agreement”) with Ecopetrol pursuant to which Gran Tierra Colombia agreed to sell to Ecopetrol, and Ecopetrol agreed to purchase from Gran Tierra Colombia, all of the volume of crude oil production produced in the Chaza Block, Santana Block and Guayuyaco Block owned by Gran Tierra Colombia.  This volume of crude oil does not include the volume of oil owned by the National Hydrocarbons Agency (ANH) corresponding to royalties.  In the event that Ecopetrol does not accept a full delivery, Gran Tierra Colombia may sell to another party the crude oil not accepted.  The price at which the crude oil is to be sold is established by a formula, which varies depending on the delivery point and export point, and is generally based off of WTI (West Texas Intermediate crude price), adjusted for the quality of the crude oil, and decreased by a “marker” discount, fees for transportation and loading, transportation tax, and handling and commercialization fees. The Gran Tierra Agreement will expire on June 30, 2012.

On July 27, 2011, Solana Petroleum Exploration Colombia Ltd. (“Solana Colombia”), a wholly owned subsidiary of Gran Tierra, entered into an agreement (the “Solana Agreement”) with Ecopetrol pursuant to which Solana Colombia agreed to sell to Ecopetrol, and Ecopetrol agreed to purchase from Solana Colombia, all of the volume of crude oil production produced in the Chaza Block, Santana Block and Guayuyaco Block owned by Solana Colombia.  This volume of crude oil does not include the volume of oil owned by the National Hydrocarbons Agency (ANH) corresponding to royalties.  In the event that Ecopetrol does not accept a full delivery, Solana Colombia may sell to another party the crude oil not accepted.  The price at which the crude oil is to be sold is established by a formula, which varies depending on the delivery point and export point, and is generally based off of WTI (West Texas Intermediate crude price), adjusted for the quality of the crude oil, and decreased by a “marker” discount, fees for transportation and loading, transportation tax, and handling and commercialization fees. The Solana Agreement will expire on June 30, 2012.

The Gran Tierra Agreement and the Solana Agreement each became legally enforceable on August 1, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2011	GRAN TIERRA ENERGY INC.

	By:	/s/ Martin Eden
Martin Eden
Chief Financial Officer